Exhibit 10.3
Confidential Treatment Requested

SHARES PURCHASE AGREEMENT

Between

GENERAL MOTORS HOLDINGS LLC

And

PEUGEOT S.A.

February 29, 2012

SHARE PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

General Motors Holding LLC, a Delaware limited liability company with headquarter at Renaissance Center, Detroit, MI 48265, USA (“GMH” or “Buyer”),

on the first part,

AND

Peugeot S.A., a French société anonyme with headquarter at 75 Avenue de la Grande Armée, 75116 Paris, France (the “Company”, “PSA” or “Seller”),

on the second part,

Buyer and Seller are individually hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

The Company is listed on Euronext Paris whose shares (the “Shares”) are registered under the ISIN number FR0000121501 UG.

On the date hereof, the Company and GMH have entered into a master agreement that relates to a strategic alliance between the Parties (the “Alliance”) and which contemplates, inter alia, the sharing and joint development of certain platforms and modules, and the creation of a joint global purchasing platform between the Buyer and the Company (the “Master Agreement”). The Master Agreement provides that GMH will, following the Capital Increase (as defined below) of the Company, take a stake in the shares of the Company of 7% of the issued share capital of the Company (the “Stake”) in accordance with the terms and conditions set out in the Master Agreement.

Concurrently with the execution of the Master Agreement, (i) the Company intends to increase its share capital (the “Capital Increase”) of approximately 1,000,000,000 Euros but not lower than 950,000,000 Euros (issuance premium included) through a share capital increase with preferential subscription rights (droit préférentiel de souscription) (the “Subscription Rights”), (ii) EPF and FFP have irrevocably undertaken to exercise the number of Subscription Rights provided in the subscription rights agreement entered into with the Buyer (the “Subscription Right Agreement”) and not to exercise their remaining Subscription Rights (the “EPF/FFP Subscription Undertaking”), (iii) pursuant to the Subscription Right Agreement, the Buyer has agreed to purchase all the EPF and FFP Subscription Rights which will not be exercised by the EPF and FFP in accordance with the EPF/FFP Subscription Undertaking and (iv) the Company has executed a letter with BNP Paribas, Morgan Stanley and Societe Generale, as joint bookrunners, confirming their commitment to underwrite the Capital Increase for an amount of 1,000,000,000 Euros (issuance premium included) minus the amount subscribed by EPF and FFP and by GMH.

GMH wishes to acquire and the Company wishes to sell a number of treasury shares of the Company allowing GMH to hold the Stake following the Capital Increase under the terms and conditions set forth in this share purchase agreement (the “Agreement”).

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE 1 - PURCHASE AND SALE OF TREASURY SHARES

In accordance with the terms and conditions set forth herein and subject to the satisfaction of the Condition Precedent provided in Article 2, the Seller hereby shall sell, transfer and deliver to the Buyer and the Buyer shall purchase from the Seller, a number of “N” Treasury Shares as defined in Article 3 - herein (the “Sold Treasury Shares”).

The Sold Treasury Shares are sold and transferred to the Buyer with all rights and obligations attached thereto except for the Subscription Rights attached thereto.

The purchase and sale of the Sold Treasury Shares is referred to in this Agreement as the “Transaction”.

ARTICLE 2 - CONDITION PRECEDENT TO THE TRANSACTION

The sale and purchase of the Sold Treasury Shares is conditional upon (i) the completion of the acquisition by GMH of all the Subscription Rights to be acquired from EPF and FFP in accordance with the Subscription Right Agreement, (ii) the exercise by GMH of the Subscription Rights it will acquire pursuant to Subscription Right Agreement and (iii) the settlement and delivery of the Capital Increase (including the settlement and delivery of all the Shares resulting from the exercise by GMH of its Subscription Rights) (the “Condition Precedent”).

If the Condition Precedent is not satisfied on or before [* * *], this Agreement shall lapse and become null and void and of no further force and effect, except Section 6.2 which shall remain in force for the period set forth therein. Each Party will be released of its respective obligations under the present Agreement without any indemnity obligation towards the other Party and each Party will pay all its own costs and expenses.

ARTICLE 3 - UANTITY OF THE SOLD TREASURY SHARES

The “N” number of Sold Treasury Shares shall be equal to A - B provided that for the purpose hereof, the following definitions shall apply:

•	“A”: number of Shares representing 7% of the PSA Share Capital (as such term is defined below);

•	“B”: number of Shares subscribed by GMH by exercising the Subscription Rights it will acquire pursuant to the Subscription Right Agreement;

•	“PSA Share Capital”: X + Y (as such terms are defined in Section 4.1 below).

ARTICLE 4 - PURCHASE AND SALE OF TREASURY SHARES

4.1	Amount of the Purchase Price

The purchase price of the Sold Treasury Shares (the “Purchase Price”) shall be the result of multiplying the “N” number of Treasury Shares by the Price per Treasury Share, where the “Price per Treasury Share” shall be equal to the Theoretical Ex-Rights Price (the “TERP”) calculated as follows:

Trading Price x X + Total Proceeds from the Capital Increase
X + Y

provided that for the purpose hereof, the following definitions shall apply:

•
“Trading Price”: volume weighted average price published by Bloomberg (UG FP <Equity> VWAP) on the last full trading day before the announcement of the terms of the Capital Increase, such date of announcement contemplated to be [* * *];

•
“Total Proceeds from the Capital Increase”: “produit brut de l'émission” as set forth in the securities notes (note d'opération) included in the French prospectus which has obtained the clearance (visa) of the Autorité des marchés financiers (the “AMF”) in connection with the Capital Increase (the “French

Prospectus” and the “AMF Visa”);

•	“X”: total number of Shares on the date of the AMF Visa;

•
“Y”: number of new Shares being issued in the Capital Increase (“nombre d'actions nouvelles à émettre”) as set forth in the securities notes (note d'opération) included in the French Prospectus which has obtained the AMF Visa

4.2	Payment of the Purchase Price and Delivery of the Sold Treasury Shares

Subject in any event to the Condition Precedent being satisfied:

•	The Seller shall, on the date of settlement and delivery of the Capital Increase (the “Closing Date”) deliver to the Buyer the Sold Treasury Shares.

•
The Buyer shall deliver to the Seller, on the Closing Date, the Purchase Price in cash by a single wire transfer of immediately available funds in Euros to the bank account No. FR76 3000 3042 5000 0201 5001 007, Swift code SOGEFRPP open in the book of the bank Société Générale.

•
Payment of the Purchase Price and delivery of the Sold Treasury Shares shall be made, through an application SLAB (Euroclear system) or equivalent application to transfer from Seller to Buyer the Sold Treasury Shares outside the central book order of Euronext Paris. Seller has appointed Société Générale and Buyer will also appoint an Investment Services Provider to undertake the application.

4.3	Standstill and Lock up

GMH undertakes to comply with the standstill undertaking set forth in Section 2.2.2 of the Master Agreement and the lock-up undertaking set forth in Section 2.2.3 of the Master Agreement.

4.4	Compliance with law

The Buyer undertakes to abide by any French securities laws that may be triggered by the purchase of the Sold Treasury Shares.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES AND Undertakings

5.1	Representations and Warranties of Buyer

Buyer represents and warrants to the Seller:

5.1.1	Corporate Status

The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is organized.

5.1.2	Authorizations

The Buyer has the power and authority to enter into this Agreement, and the documents necessary for the consummation of the Transaction, and to perform its obligations hereunder.

5.1.3	Authority

The Buyer has the full corporate power and authority to enter into this Agreement and to acquire and pay the Sold Treasury Shares as provided in this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the necessary corporate action of Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2	Representations and Warranties and Undertakings of Seller

Seller represents and warrants to Buyer:

5.2.1	Corporate Status

Seller is a company, is duly organized and validly existing under the laws of France.

5.2.2	Authorizations

Seller has the power and authority to enter into this Agreement, and the documents necessary for the consummation of the Transaction, and to carry out its obligations hereunder.

5.2.3	Authority

Seller has the full corporate power and authority to enter into this Agreement and to transfer, assign and deliver the Sold Treasury Shares as provided in this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the necessary corporate action of Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.2.4	Capital Increase

(a)
The Company has the required valid authorizations to proceed with the Capital Increase pursuant to its EGM dated May 31, 2011, the Capital Increase has been validly authorized by the Supervisory Board of the Company and the Company shall use its best efforts to proceed with the Capital Increase as soon as practicable based on market conditions.

(b)	As of the Closing Date,

(i) the Capital Increase will have been validly authorized and decided by the governing bodies of the Company.
(ii) the Capital Increase (including the settlement and the delivery of the new Shares) will have been validly completed in accordance with all applicable laws and regulations.
(iii) the new Shares resulting from the Capital Increase will have been validly issued, fully paid and accepted for trading in accordance with all applicable laws and regulations, and will be freely negotiable.

5.2.5	Sold Treasury Shares

(a)
The Seller holds at the date hereof, and will hold at any time until the completion of the transfer of the Sold Treasury Shares to the Buyer in accordance with this Agreement, a number of Treasury Shares at least equal to the number of the Sold Treasury Shares.

(b)	The Sold Treasury Shares are listed on Euronext Paris and are freely negotiable.

(c)
The Seller has acquired the Sold Treasury Shares in accordance with all applicable laws and regulations and has good legal and beneficial title to, and the legal right and power to sell and transfer, the Sold Treasury Shares, free and clear of all pledges, liens and encumbrances, equities, security interests or other claims binding upon the Seller.

(d)	The Seller is not a party to any other agreement or arrangement relating to the ownership or disposition of the Sold Treasury Shares other than this Agreement.

5.2.6	Information

The Company's most recent annual report or subsequent public information releases that is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries is accurate and complete in all material respects except:

(i)	any information relating to the Alliance or the Capital Increase; and

(ii)
the updated information to be included in the Company's document de reference to be filed with the AMF on the date of the AMF Visa, which the Company considers does not make the representation set forth above inaccurate.

ARTICLE 6 - MISCELLANEOUS

6.1	Notices

Any notices or other communications required or permitted hereunder shall be given in writing (in English) and hand delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as mentioned below or to such other address as the parties shall have given notice of pursuant hereto:

Seller	Buyer:
Attention: General Secretary Address: PSA 75 Avenue de la Grande Armée 75116 Paris France Fax: +33 1 40 66 44 21 Email: pierre.todorov@mpsa.com	Attention: General Counsel Address: General Motors Holdings LLC 300 Renaissance Center Detroit, MI 48265 USA Fax: +1 248 267 4497 Email: michael.millikin@gm.com

6.2	Confidentiality

For a period of two (2) years following the date hereof, the terms of this Agreement shall be kept confidential by the Parties except (a) with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed); (b) in connection with any court or other proceeding commenced between any of the Parties and the Party so originating such proceeding shall have requested confidential treatment if any matter or information to be disclosed from the relevant government authority; (c) if any Party should be required by, or acting reasonably consider it necessary to disclose such matter or information to, any government authority, to the extent so required by such government authority; or (d) if required by applicable laws or regulations to the extent so required.

For the avoidance of doubt, the Parties acknowledge and agree that the Transaction shall be disclosed in the public release announcing the Capital Increase and other documentation of the Capital Increase.

6.3	Amendment - Waiver

No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all the Parties. No failure to enforce any of his or its rights hereunder at any time or for any period of time by any Party shall be deemed a waiver thereof. No waiver of any of the rights of any Party contained herein or arising hereunder shall be valid unless in writing and signed by such Party to be charged with such waiver.

6.4	Remedy

Notwithstanding any provision of this Agreement, it is expressly agreed and understood that, as an essential condition to this Agreement being entered into by the Parties, each of the Parties has agreed to waive to the fullest extent possible its rights under articles 1142 and subsequent of the French Civil Code (Code civil) in order for the other Parties to seek specific performance as a remedy.

6.5	Applicable Law and Jurisdiction

This Agreement shall be governed by and construed and enforced in accordance with the laws of France.

Notwithstanding any other provision to the contrary contained in this Agreement, any dispute arising out of or in connection with this Agreement, including a dispute as to the validity, interpretation, performance or termination of this Agreement or this Section or any obligation arising out of or in connection with this Agreement, shall be referred to and finally resolved by arbitration by three arbitrators pursuant to the Rules of Arbitration of the International Chamber of Commerce, which rules are deemed to be incorporated by reference to this clause.

The proceedings shall take place in Geneva, Switzerland. The language to be used in the arbitral proceedings shall be English. The arbitration award shall be final, non-appealable, and binding on all Parties.

The Parties acknowledge that nothing in this Section shall prevent a Party from referring to the President of the Tribunal de Commerce de Paris through summary proceedings (en la forme des référés) prior to or after the initiation of an arbitration procedure under this Section any request for an interim protection or conservatory order (mesures conservatoires).

6.6	Expenses

The parties hereto shall pay their own respective expenses for the drafting, the negotiation, the execution and the performance of this Agreement, including attorney's and accountants' and other professional advisors' fees.

Any transfer taxes or stamp duties or similar taxes (including, but not limited to, the taxe sur les transactions financières) and any other charges and costs relating thereto that may become payable as a result of the signing or execution of this Agreement or the transfer of the Sold Treasury Shares shall be borne by the Buyer exclusively.

6.7    Severability

If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall not be affected or impaired thereby and the Parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or has similar economic effect on the Transaction as the original provision.

6.8    Assignment

The rights and obligations under this Agreement may not be assigned or delegated by any Party hereto, in whole or in part, by operation of law or otherwise, to any third party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, GMH shall have the right to assign its rights and obligations under this Agreement to an Authorised Subsidiary without the prior written consent of PSA, provided that GMH shall remain jointly and severally liable with this Authorised Subsidiary for all of its obligations under the Agreement. As from the date of such assignment, this Authorised Subsidiary will be deemed to be the Buyer under this Agreement.

For the purpose of this clause 6.8, “Authorised Subsidiary” means any wholly-owned Affiliate (as defined in the Master Agreement) of GMH having the words “General Motors” or “GM” in its corporate name. For the avoidance of doubt, neither Adam Opel AG, Chevrolet Europe GmbH nor any of their subsidiaries shall be considered as an Authorised Subsidiary.

Signed on February 29, 2012, in two (2) originals.

GENERAL MOTORS HOLDINGS LLC

By: /s/ Stephen J. Girsky
Name: Stephen J. Girsky

PEUGEOT S.A.

By: /s/Jean-Baptiste Chasseloup de Chatillon
Name: Jean-Baptiste Chasseloup de Chatillon